OYO Geospace News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO Geospace Announces $7.4 Million Order from Breckenridge Exploration Company for a 5,000 channel GSR Data Acquisition System

Houston, Texas - November 18, 2011 - OYO Geospace (NASDAQ: OYOG) today announced it received a $7.4 million order from an affiliate of Breckenridge Exploration Company to purchase a 5,000 single-channel GSR wireless seismic data acquisition system and related equipment. The company expects to deliver a substantial portion of this order during its first fiscal quarter ending December 31, 2011.

Mr. James Clay, President of Breckenridge Exploration Company, said "We are upgrading our seismic equipment to take advantage of the most up-to-date seismic technology available. We are pleased with the design and capabilities of the GSR wireless system and we expect this technology will allow our crews to operate more efficiently and effectively in our market area." Breckenridge currently operates two geophysical crews and has been performing contract seismic services in the United States since 1984.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.